Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD® ANNOUNCES STRONG Q3 YEAR-ON-YEAR PERFORMANCE:
REVENUE OF $2.1 BILLION UP 50 PERCENT,
EARNINGS PER SHARE OF $1.23 UP 132 PERCENT
Hard Drive Revenue Grows 43 Percent, Drive Shipments Up 41 Percent
LAKE FOREST, Calif. — Apr. 24, 2008 — Western Digital Corp. (NYSE: WDC) today reported revenue of $2.1 billion, comprised of $2.022 billion of hard drive revenue and $89 million of revenue from media and substrate sales for the third fiscal quarter ending Mar. 28, 2008. Hard drive revenue grew by 43 percent over the prior-year comparative period on shipments of approximately 34.5 million units, a year-on-year increase of 41 percent in unit volume. Net income was $280 million, or $1.23 per share. Earnings per share grew 132 percent over the prior year. In the year-ago quarter, the company reported revenue of $1.4 billion, unit shipments of 24.5 million and net income of $121 million, or $.53 per share.
     The company generated $431 million in cash from operations during the March quarter, ending with total cash, cash equivalents and short-term investments of $949 million. During the quarter, the company repaid $260 million of debt and repurchased $44 million of common stock.

WD Announces Strong Q3 Year-On-Year Performance

The company recently announced an additional authorization to repurchase $500 million of its shares in the next five years.
     “The hard drive market continued to demonstrate strong year-on-year unit growth of 16.2 percent in the March quarter, while exhibiting an expected seasonal decline of 8.6 percent from the exceptionally strong December quarter, as anticipated in our guidance for the quarter issued on January 23,” said John Coyne, WD president and chief executive officer. “Our March quarter revenues demonstrate strong customer preference for the WD value proposition of quality and reliability, a compelling product portfolio and responsive and timely availability, supported by a demonstrated willingness and capability to invest in the future. Our earnings performance is a result of healthy market demand, disciplined financial management, a competitive cost structure, and a committed team with a passion to succeed. We remain very enthusiastic about our opportunities in the fast-growing hard drive industry in the years ahead.”
     For the nine-months ended Mar. 28, 2008, WD reported revenues of $6.1 billion and hard drive shipments of 98.1 million, for increases of 48 percent and 37 percent, respectively, over the comparable prior-year period revenue of $4.1 billion and unit shipments of 71.7 million. GAAP net income for the nine-months was $654 million, or $2.89 per share. Excluding $49 million of non-recurring charges for acquired in-process research and development and $60 million of non-recurring tax charges in the first quarter, non-GAAP net income for the current nine-month period was $763 million, or $3.38 per share. These current-period non-GAAP earnings reflect an approximately 117 percent increase over the prior-year nine-month net income and earnings per share amounts of $352 million and $1.56, respectively. There were no non-recurring items in the prior-year nine-month period and therefore there is no comparable non-GAAP measure for the prior year.

WD Announces Strong Q3 Year-On-Year Performance

     The investment community conference call to discuss these results and the company’s outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT. The call will be accessible live and on an archived basis via the link below:

Audio Webcast:	www.westerndigital.com/investor
Click on “Conference Calls”

Telephone Replay:	800-294-3089 (toll-free)
+1-402-220-9768 (international)
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data accessible and secure from loss. WD applies its storage expertise to consumer products for external, portable and shared storage applications.
     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers, selected resellers and retailers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.
     This press release contains forward-looking statements concerning customer preference for WD’s brand and value proposition, WD’s opportunities in the hard drive industry and the growth of the hard drive industry. These forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products

WD Announces Strong Q3 Year-On-Year Performance

based on new technologies and expansion into new hard drive markets; business conditions and growth in the desktop, mobile PC, enterprise, consumer electronics and external hard drive markets; pricing trends and fluctuations in average selling prices; failure to continue to effectively integrate WD’s media and head technologies; changes in the availability and cost of commodity materials and specialized product components that WD does not make internally; negative impacts of the conditions in the global credit markets on our current investment portfolio; and other risks and uncertainties listed in WD’s recent Form 10-Q filed with the SEC on February 5, 2008, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. in the U.S. and other countries.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Mar. 28,	Jun. 29,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$917	$700
Short-term investments	32	207
Accounts receivable, net	1,014	697
Inventories	455	259
Other	211	166

Total current assets	2,629	2,029
Property and equipment, net	1,529	741
Goodwill and other intangible assets, net	187	4
Other assets	198	127

Total assets	$4,543	$2,901

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,144	$882
Customer advances	28	—
Accrued expenses	226	163
Accrued warranty	85	73
Current portion of long-term debt	11	12

Total current liabilities	1,494	1,130
Long-term debt	503	10
Other liabilities	129	45

Total liabilities	2,126	1,185
Shareholders’ equity	2,417	1,716

Total liabilities and shareholders’ equity	$4,543	$2,901

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	Mar. 28,	Dec. 28,	Mar. 30,	Mar. 28,	Mar. 30,
	2008	2007	2007	2008	2007

Revenue, net	$2,111	$2,204	$1,410	$6,081	$4,101
Cost of revenue	1,634	1,691	1,188	4,767	3,406

Gross margin	477	513	222	1,314	695

Operating expenses:
Research and development	123	122	75	336	227
Selling, general and administrative	56	59	32	164	132
Acquired in-process research and development	—	—	—	49	—

Total operating expenses	179	181	107	549	359

Operating income	298	332	115	765	336
Net interest and other expense	(8)	(16)	7	(21)	20

Income before income taxes	290	316	122	744	356
Income tax provision	10	11	1	90	4

Net income	$280	$305	$121	$654	$352

Net income per common share:

Basic	$1.26	$1.39	$.55	$2.97	$1.60

Diluted	$1.23	$1.35	$.53	$2.89	$1.56

Common shares used in computing per share amounts:

Basic	222	220	220	220	219

Diluted	227	226	226	226	226

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Nine Months Ended
	Mar. 28,	Mar. 30,	Mar. 28,	Mar. 30,
	2008	2007	2008	2007
Cash flows from operating activities
Net income	$280	$121	$654	$352
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	111	55	300	149
In-process research and development	—	—	49	—
Deferred income taxes	7	2	76	3
Stock-based compensation	10	13	27	34
Loss on short-term investments	3	—	12	—
Changes in operating assets and liabilities	20	(27)	51	(74)

Net cash provided by operating activities	431	164	1,169	464

Cash flows from investing activities
Acquisitions, net of cash acquired	(10)	—	(925)	—
Capital expenditures	(137)	(70)	(469)	(238)
Short-term investments, net	15	(16)	222	(23)

Net cash used in investing activities	(132)	(86)	(1,172)	(261)

Cash flows from financing activities
Acquisition-related debt, net	(260)	—	250	—
Issuance of common stock under employee plans	6	1	38	17
Repurchase of common stock	(44)	(29)	(60)	(29)
Repayment of long-term debt	(1)	(22)	(8)	(38)

Net cash provided by (used in) financing activities	(299)	(50)	220	(50)

Net increase in cash and cash equivalents	—	28	217	153
Cash and cash equivalents, beginning of period	917	676	700	551

Cash and cash equivalents, end of period	$917	$704	$917	$704